UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 12, 2004

CDI Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5519	23-2394430
(Commission File Number)	(IRS Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA	19103-2768
(Address of Principal Executive Offices)	(Zip Code)

(215) 569-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation.

On November 16, 2004, CDI Corp. (the “Company”) signed a promissory note in connection with the establishment of a $20,000,000 line of credit facility from JP Morgan Chase Bank (the “Bank”). This is an uncommitted line of credit, so that any loans by the Bank are subject to the Bank’s continuing satisfaction with the Company’s financial condition, business affairs and prospects. The Company has not currently borrowed any money under this line of credit and does not have any immediate plans to do so. This is a short-term debt facility, with a maturity date of November 15, 2005.

The interest rate for any borrowings under this line of credit will be based on either LIBOR (plus 0.6%) or the Bank’s prime rate. When the Company wishes to borrow funds under this line of credit, it will choose (a) whether the interest rate will be based on LIBOR or the prime rate, and (b) the term of the loan (which, in the case of LIBOR-based loans, may be 1, 2, 3 or 6 months). At the end of the initial term, the Company can roll over a loan to another term. However, in no case can the term of a loan extend beyond the maturity date for this line of credit (November 15, 2005). Any LIBOR-based loan must be in a minimum principal amount of $500,000 and in increments of $100,000. In no event can the aggregate principal amount of loans outstanding at any time under this line of credit exceed $20,000,000.

There are no commitment or facility fees associated with this line of credit.

Item 5.02 Departure of a Principal Officer.

On November 12, 2004, Gregory L. Cowan, the Senior Vice President and Chief Accounting Officer of the Company, submitted his resignation. Mr. Cowan’s employment with the Company will end as of December 12, 2004. Mr. Cowan is leaving CDI to accept a position at another company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By:	/s/ Jay G. Stuart
Jay G. Stuart
Executive Vice President and Chief Financial Officer

Date: November 18, 2004